Exhibit 99.1
Digi International Elects Chief Financial Officer
(Minneapolis, MN, November 16, 2010) — Digi International® Inc. (NASDAQ: DGII, www.digi.com)
Digi International announces the election of Steven E. Snyder as Senior Vice President and Chief Financial Officer. Mr. Snyder will join Digi on Tuesday, November 30, 2010.
Mr. Snyder has served in various financial and operational roles in technology companies over the past 25 years, and will bring significant financial, operational and international expertise to Digi. He most recently served as Chief Financial Officer for Gearworks, Inc. (now Xora, Inc.) Prior to that, he held General Manager, CFO and operational roles at Xiotech Corporation, where he led significant improvements in many facets of the business. Mr. Snyder was CFO at Ancor Communications and was integral to a successful turnaround of the company prior to its acquisition by QLogic. Mr. Snyder spent ten years at Cray Research Inc. (now Silicon Graphics) in progressively responsible financial roles. Earlier roles included seven years with Control Data Corporation (now Ceridian) in various financial positions and two years with KPMG.
Mr. Snyder holds a masters degree in Finance and a B.A. degree in accounting and business administration. He is a certified public accountant (CPA) and served as a member of the Board of Directors of Pemstar Corporation, prior to its acquisition by Benchmark Electronics, Inc. in 2007.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.
Joe Dunsmore
Digi International Inc.
952-912-3444
Email: Joseph.Dunsmore@digi.com
Erika Moran
The Investor Relations Group
212-825-3210
Email: mail@investorrelationsgroup.com
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).